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                                                                     EXHIBIT 2.3

                           LOAN AND SECURITY AGREEMENT

         THIS LOAN AGREEMENT (this "AGREEMENT") is made as of this ____ day of June, 2003 by and between FLETCHER CHALLENGE FORESTS FUNDING USA LIMITED, a New Zealand corporation (the "LENDER"), and AMERICAN WOOD MOULDING, L.L.C., a Delaware limited liability company (the "BORROWER").

                                   WITNESSETH:

      The Borrower has requested that the Lender make a loan to Borrower in the principal amount of SIX MILLION and No/100 DOLLARS ($6,000,000.00) and provide a letter of credit in the principal amount of THREE MILLION and No/100 DOLLARS ($3,000,000) and the Lender is willing to accommodate the Borrower upon and subject to the terms, conditions, and provisions of this Agreement.

         NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

         SECTION 1. Definitions.

         All accounting terms not specifically defined herein shall have the meanings assigned to them as determined by generally acceptable accounting principles, consistently applied. Unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

         1.1.     "ACQUISITION" is defined in Section 5.1 hereof.

         1.2.     "COLLATERAL" has the meaning set forth in Section 2.4 hereof.

         1.3. "EVENTS OF DEFAULT" means those events set forth in Section 6 hereof.

         1.4. "EXPENSE PAYMENT" means a payment advanced by the Lender pursuant to the provisions of Section 5.11 hereof, each such payment being called an "Expense Payment" and collectively the "Expense Payments".

         1.5. "FLETCHER LETTER OF CREDIT" means that certain letter of credit provided, or to be provided, by the Lender to LaSalle Business Credit, LLC, a Delaware limited liability company, successor-in-interest to LaSalle Business Credit, Inc., or its designee (any such party, including any of their successors and/or assigns, hereinafter "LASALLE") in the aggregate amount

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not to exceed Three Million Dollars ($3,000,000.00), in form and substance acceptable to LaSalle, and provided in connection with the Acquisition.

         1.6. "LIABILITIES" means the obligation of the Borrower to pay (a) the unpaid principal amount of the Note, plus all accrued and unpaid interest thereon, (b) all unpaid Expense Payments, (c) all unpaid Liquidation Costs, (d) any Fletcher Letter of Credit Reimbursement Obligations and (e) all other charges, interest, and expenses chargeable by the Lender to the Borrower under this Agreement and any of the other Loan Documents.

         1.7. "LIEN" means any mortgage, deed of trust, pledge, security interest, assignment, encumbrance, lien, or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

         1.8. "LIQUIDATION COSTS" means all expenses, charges, costs, and fees (including without limitation attorneys' fees and expenses) of any nature whatsoever advanced, paid or incurred by or on behalf of the Lender in connection with (a) the collection or enforcement of any of the Liabilities, and
(b) the collection or enforcement of any of the Loan Documents, and (c) any costs incurred by the Lender as a result of an Event of Default.

         1.9. "LOAN" means the loan in the principal amount of Six Million Dollars ($6,000,000) to be made by the Lender to the Borrower pursuant to the terms and conditions of this Agreement.

         1.10. "LOAN DOCUMENTS" means, collectively, the Note, this Agreement, and any other instrument, document, and agreement now and hereafter evidencing, securing, guarantying, indemnifying, and given by the Borrower or any third party in connection with the Loan or any of the other Liabilities (including those documents set forth in Section 3 hereof) and any and all amendments thereto and modifications thereof.

         1.11. "NOTE" means that Promissory Note described in Section 2.02 hereof and any and all amendments thereto and modifications thereof.

         1.12. "PERSON" includes a corporation, an association, a partnership, an organization, a business, an individual, or a government or political subdivision thereof or governmental agency.

         1.13. "TAXES" means all taxes and assessments whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character (including all penalties or interest thereon), which at any time may be assessed, levied, confirmed, or imposed on the Borrower or any of its properties or assets or any part thereof or in respect of any of its franchises, businesses, income, or profits, and all claims for sums which by law have or might become a lien or charge upon any of its properties or assets.

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         SECTION 2. Loan to the Borrower.

         2.1. Commitment. The Lender agrees, at the request of the Borrower, and subject to and in accordance with the terms, conditions, and provisions of this Agreement, to (a) make a loan to the Borrower on even date herewith in the principal amount of $6,000,000.00 (the "LOAN"), and (b) provide the Fletcher Letter of Credit to LaSalle, for the benefit of the Borrower. The commitment of the Lender to make the Loan and provide the Fletcher Letter of Credit pursuant to the provisions of this Agreement is herein called the "COMMITMENT".

         2.2. Note. The Loan shall be evidenced by and repaid in accordance with the terms of the Borrower's Promissory Note to the Lender, in form and content satisfactory to the Lender, of even date herewith, duly executed by the Borrower, and in the principal amount of the Loan (the "NOTE").

         2.3. Fletcher Letter of Credit. The Lender hereby agrees to cause the Fletcher Letter of Credit to be issued to LaSalle on behalf of the Borrower. The Borrower irrevocably directs the Lender to pay without further investigation any demand appearing to be validly made under the Fletcher Letter of Credit. The Borrower's obligations under this clause are not to be impaired by any waiver or time granted to or by the Lender, the invalidity of the Fletcher Letter of Credit or any other circumstance which might impair such obligations. Upon any draw or advance under the Fletcher Letter of Credit pursuant to its terms (hereinafter a "PERMITTED ADVANCE"), and subject to the terms and conditions of that certain Subordination Agreement of even date herewith between the Lender and the Borrower for the benefit of LaSalle, the Borrower shall immediately, upon notice thereof from the Lender, pay to the Lender the full amount of such Permitted Advance (together with the amounts payable under the indemnity set out below, the "FLETCHER LETTER OF CREDIT REIMBURSEMENT OBLIGATIONS"). Any portion of any Permitted Advance which is not immediately paid upon such notice shall bear interest at the rate payable under the Note at the relevant time until the date paid. The Borrower further hereby agrees to indemnify and hold the Lender harmless for any and all liabilities, losses and claims that the Lender may suffer as a result of or as a consequence of the Fletcher Letter of Credit.

         2.4. Grant of Security Interest. In order to secure the Borrower's payment and performance of the Liabilities and Borrower's other obligations existing under this Agreement, Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, and lien on, each item of property of Borrower described below and in all cash and non-cash proceeds and products of such property (collectively, the "Collateral"):

               a. Cash and Accounts. All of Borrower's cash and accounts (as such term is defined in the Maryland Uniform Commercial Code), including without limitation, all accounts receivable, notes, notes receivable, drafts, acceptances and similar instruments and documents, both now owned and hereafter acquired, together with (i) all cash and non-cash proceeds thereof; and (ii) all returned, rejected or repossessed goods, the sale or lease of which shall have given or shall give rise to an account and all cash and non-cash proceeds and products of all such goods.

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               b.   General Intangibles. All of Borrower's general intangibles
(as such term is defined in the Maryland Uniform Commercial Code), including without limitation, all things in action, contractual rights, goodwill, literary rights, rights to performance, copyrights, trademarks, servicemarks, patents, judgments and awards, general and limited partnership interests, tax refunds, insurance contracts and rights or claims with respect to taxes paid), both now owned and hereafter acquired, together with all cash and non-cash proceeds and products thereof.

               c. All Equipment and Fixtures. All of Borrower's equipment (as such term is defined in the Maryland Commercial Code) and fixtures, both now owned and hereafter acquired, together with (i) all additions, parts, fittings, accessories, special tools, attachments and accessions now and hereafter affixed thereto and/or used in connection therewith; (ii) all replacements thereof and substitutions therefor; and (iii) all cash and non-cash proceeds and products thereof.

               d. Inventory. All of Borrower's inventory (as such term is defined in the Maryland Commercial Code), both now owned and hereafter acquired, together with (i) all replacements thereof and substitutions therefor; and (ii) all cash and non-cash proceeds and products thereof.

               e. Real Property. All of Borrower's right, title and interest in any lease of real property which the Borrower is the tenant or has a possessory interest, whether now existing or hereafter acquired.

         SECTION 3. Conditions of Lending. The obligation of the Lender to make the Loan and issue the Fletcher Letter of Credit, is subject to the following express conditions precedent:

         3.1. Loan Documents. The Borrower shall have delivered to the Lender the following:

               A. Note and other Loan Documents. The executed Note and any other Loan Documents.

               B. Financing Statements. UCC-1 financing statements to be filed with the Delaware Secretary of State, evidencing Lender's security interest in the Collateral.

               C. Borrower's Resolutions. A certified copy of resolutions of the Borrower's members authorizing the execution, delivery, and performance of this Agreement, the Note, and the other Loan Documents;

               D. Borrower's Articles of Organization and Limited Liability Company Agreement. A copy, certified by the Borrower's members, of the Borrower's Articles of Organization, together with all amendments and additions thereto, and the Borrower's Limited Liability Company Agreement, together with all amendments and additions thereto;

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               E.   Incumbency Certificate. A certificate of the Borrower's
member's as to the incumbency and signatures of the officers of the Borrower signing this Agreement, the Note, any other Loan Documents, and any other documents to be delivered pursuant hereto;

               F. Good Standing Certificate. A certificate, as of the most recent date practicable, of the Maryland State Department of Assessments and Taxation as to the good standing of the Borrower;

               G. Authority to Borrow. An Authorization to Borrow signed by all of the members of the Borrower as required by the Lender authorizing the execution, delivery, and performance of this Agreement, the Note, and any of the other Loan Documents;

               H. Miscellaneous. Such other documents, instruments, opinions, and agreements as the Lender and its counsel may require in their discretion.

         3.2. Contemporaneous Closing of the Acquisition. Borrower has entered into that certain Master Purchase Agreement, by and among Borrower, Ornamental Mouldings, Inc. and certain other parties thereto (the "ORNAMENTAL PURCHASE AGREEMENT") whereby Borrower and its wholly owned affiliates will consummate the Acquisition (as defined in Section 5.1 herein). The obligation of the Lender to make the Loan and issue the Fletcher Letter of Credit is subject to all conditions to closing of the Acquisition under the Ornamental Purchase Agreement other than the payment of the Purchase Price (as defined in the Ornamental Loan Agreement) having been satisfied or otherwise waived as permitted thereunder.

         3.3. Lender's Counsel. All legal matters incident to this Agreement shall be satisfactory to counsel for the Lender, and the Borrower shall have reimbursed the Lender for the fees and expenses of Lender's counsel in connection with the preparation of this Agreement and all matters incident thereto.

         SECTION 4. Representations and Warranties. To induce the Lender to make the Loan and issue the Fletcher Letter of Credit hereunder, the Borrower hereby makes the following representations and warranties to the Lender:

         4.1. Good Standing. The Borrower (a) is a limited liability company duly organized, existing, and in good standing under the laws of the State of Delaware, and (b) has the power to own its property and to carry on its business and is qualified to do business and is in good standing in each jurisdiction in which the character of properties owned by it or the transaction of its business makes such qualification necessary.

         4.2. Authority. The Borrower has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver the Note and any other Loan Documents to which it is a party, and to perform and comply with the terms, conditions, and agreements set forth herein and therein, all of which have been duly authorized by all proper and necessary limited liability company action of the Borrower. No further consent or approval

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of the members of the Borrower or of any governmental authority is required as a condition to the validity of this Agreement, the Note, or any of the other Loan Documents.

         4.3. Binding Agreement. This Agreement constitutes, and the Note and all of the other Loan Documents constitute, or will constitute when issued and delivered for value received, the valid and legally binding obligations of the Borrower enforceable in accordance with their respective terms.

         4.4. Litigation. There are no proceedings pending or, so far as any person signing below as or on behalf of the Borrower knows, threatened before any court or administrative agency which will materially adversely affect the financial condition or operations of the Borrower.

         4.5. No Conflicting Agreements. There are no provisions of the Borrower's Articles of Organization, nor the Borrower's Limited Liability Company Agreement, and no provisions of any existing mortgage, deed of trust, indenture, contract, lease, or agreement binding on the Borrower or affecting its property which would conflict with or in any way prevent the execution, delivery, or carrying out of the terms of this Agreement, the Note, or any of the other Loan Documents.

         4.6. Financial Condition. The Borrower's financial statements, copies of which have been furnished to the Lender, were prepared in accordance with generally accepted accounting principles consistently applied and are complete and correct and fairly and accurately present the financial condition of the Borrower as of their date and the results of its operations for the period then ended. There has been no material adverse change in the financial condition of the Borrower or the results of its operations since the date of such financial statements.

         4.7. Information. All information contained in any financial statement, application, schedule, report, certificate, opinion, or any other document given by the Borrower or by any other person in connection with the Loan or with any of the Loan Documents is in all respects true and accurate, and the Borrower or such other person has not omitted to state any material fact or any fact necessary to make such information not misleading.

         4.8. Assets and Properties. The Borrower has good and merchantable title to all of its assets and properties, and there are no Liens outstanding against any of such assets and properties, except for those certain liens for the benefit of LaSalle which exist on such assets and properties as of the date of this Agreement.

         4.9. Taxes. All Taxes imposed upon the Borrower and its properties, operations, and income have been paid and discharged prior to the date when any interest or penalty would accrue for the nonpayment thereof except for those Taxes being contested in good faith and by appropriate proceedings by the Borrower.

         4.10. Violation of Laws, etc. Neither the consummation of the Loan nor the use, directly or indirectly, of all or any portion of the proceeds of the Loan hereunder will violate or

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result in a violation of any provision of any applicable statute, regulation or order of, or any restriction imposed by, the State of Maryland or the United States of America or by any authorized official, board, department, instrumentality, or agency thereof.

         4.11. LaSalle's Indebtedness. As of June 23, 2003, the total principal indebtedness due and outstanding by Borrower pursuant to the loans originated by LaSalle is $36,532,856.17.

         SECTION 5. Borrower's Covenants. Until payment in full of all of the
Liabilities:

         5.1. Use of Loan Proceeds. The Borrower will use the proceeds of the Loan only to fund, in part, the Borrower's direct acquisition or indirect acquisition through is wholly owned subsidiaries, AWM Acquisition Corporation, a Maryland corporation and 3078831 Nova Scotia Company, a Nova Scotia unlimited liability company, of the following acquisitions (hereinafter, collectively, the "ACQUISITION"): (a) the acquisition from OM Investments, Inc., a North Carolina corporation ("OMI") of fifty percent (50%) of the outstanding membership interests in Ornamental Mouldings, LLC, a Delaware limited liability company ("LLC I"), (b) the acquisition from Ornamental Investments, L.L.C., a North Carolina limited liability company ("OI") of fifty percent (50%) of the outstanding membership interests in Comanche Investments, LLC, a Delaware limited liability company ("LLC II"), and (c) the acquisition from Ornamental Holding Corporation, a North Carolina corporation ("HOLDINGS") of (i) one outstanding Common Share of Ornamental Mouldings Company, a Nova Scotia unlimited liability company ("NSULC") held by Holdings, (ii) 5,917 shares of the outstanding Class B Shares of NSULC held by Holdings, (iii) 1,864 shares of the outstanding Class D Shares of NSULC held by Holdings, and (iv) 20,002 shares of the outstanding Class E Shares of NSULC held by 1260823 Ontario Limited, an Ontario corporation.

         5.2. Annual Financials. The Borrower will furnish to the Lender as soon as available but in no event more than ninety (90) days after the end of each fiscal year of the Borrower audited financial statements of the Borrower prepared in accordance with generally accepted accounting principles, including balance sheet, statement of income, statement of member equity, and statement of changes in financial position.

         5.3. Other Information. The Borrower will furnish to the Lender, promptly from time to time, such information concerning the operations, business, affairs, and financial condition of the Borrower as the Lender may reasonably request.

         5.4. Books, Records, and Inspections. The Borrower will at all times (a) maintain complete and accurate books and records and (b) permit any person designated by the lender to enter, examine, audit, and inspect all properties, books, operations, and records of the Borrower at any reasonable time and from time to time wherever such properties, books, and records are located.

         5.5. Litigation. The Borrower will promptly notify the Lender of any litigation instituted or threatened against the Borrower which would not otherwise be covered by

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applicable insurance, and of the entry of any judgment or lien against any of the Borrower's assets or properties where the claims against the Borrower exceed $100,000.00.

         5.6. Preservation of Properties. The Borrower will at all times (a) maintain its properties, whether owned or leased, in good operating condition, and from time to time will make all proper repairs, renewals, replacements, additions, and improvements thereto needed to maintain such properties in good operating condition, (b) comply with the provisions of all material leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder, and (c) comply with all laws, rules, regulations, and orders applicable to the properties or any part thereof; provided, however, that nothing contained in this section shall require the making of any repair, renewal, replacement, addition, or improvement of or to a particular property or the continued maintenance of any property which would not be required in the exercise of sound business judgment

         5.7. Preservation of Assets. The Borrower shall not encumber, hypothecate, pledge or otherwise transfer title and/or beneficial interest of any assets of the Borrower outside the ordinary course of business, to any person, corporation, partnership or any other entity by way of sale of corporate shares, limited partnership interests, membership interests or any other manner without the prior written consent of the Lender, except for those certain liens for the benefit of LaSalle which exist on such assets as of the date of this Agreement. Notwithstanding the foregoing to the contrary, the Borrower shall be permitted to pledge to LaSalle its ownership interests in LLC I, LLC II, and NSULC acquired as a result of the Acquisition, and its ownership interests in any subsidiary entity created by the Borrower in connection with the Acquisition..

         5.8. Insurance. The Borrower will (a) at all times maintain with well-rated and responsible insurance companies such insurance as is required by applicable laws and such other insurance in such amounts, of such types, and against such risks, hazards, liabilities, casualties, and contingencies as is customarily maintained by companies similarly situated, and (b) file with the Lender upon request a detailed list of the insurance then in effect and stating the names of the insurance companies, the types, the amounts, and rates of the insurance, dates of the expiration thereof and the properties and risks covered thereby, and, within thirty (30) days after notice in writing from the Lender, obtain such additional insurance as the Lender may reasonably request.

         5.9. Taxes. Except to the extent that the validity or amount thereof is being contested in good faith and by appropriate proceedings, the Borrower will pay and discharge all Taxes prior to the date when any interest or penalty would accrue for the nonpayment thereof.

         5.10. Maintain Existence. The Borrower will at all times maintain in full force and effect its limited liability company existence, rights, privileges, and franchises and qualify and remain qualified in all jurisdictions where qualification is required.

         5.11. Compliance with Laws. The Borrower will at all times comply with all applicable federal, state, and local laws, rules, and regulations, and orders of any court or other governmental authority having jurisdiction.

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         5.12.    Expense Payments. If the Borrower shall fail to make any
payment or otherwise fail to perform, observe, or comply with any of the conditions, covenants, terms, stipulations, or agreements contained herein, the Lender, upon prior notice and demand upon the Borrower but without waiving or releasing any obligation or any Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of the Borrower, and may enter upon any premises of the Borrower for that purpose and take all such action thereon as the Lender may consider necessary or appropriate for such purpose. All sums so paid or advanced by the Lender (the "EXPENSE PAYMENTS"), together with interest thereon from the date paid, advanced, or incurred until repaid in full at a per annum rate of interest equal at all times to the then highest rate of interest charged on the principal of any of the Liabilities, plus one percent (1%) per annum, shall be paid by the Borrower to the Lender upon demand by the Lender.

         SECTION 6. Events of Default. The occurrence of any one or more of the following events (the "EVENTS OF DEFAULT") shall constitute an event of default hereunder:

         6.1. Failure to Pay Interest. If the Borrower shall fail to pay any interest on any of the Liabilities, including, without limitation, the Note and the Loan, when and as due and payable, and such failure shall remain uncured for a period of five (5) days after the date of written notice from Lender to the Borrower; or

         6.2. Failure to Pay Principal, etc. If the Borrower shall fail to pay the principal of any of the Liabilities, including, without limitation, the Note and the Loan, or any of the other Liabilities when and as due and payable, and such failure shall remain uncured for a period of five (5) days after the date of written notice from Lender to the Borrower; or

         6.3. Terms, Conditions, and Covenants of This Agreement. If the Borrower shall fail to duly perform, comply with, or observe any of the other terms, conditions, or covenants contained in this Agreement, and such failure shall remain uncured for a period of thirty (30) days after the date of written notice from Lender to the Borrower; or

         6.4. Representations and Warranties. If any representation and warranty or any statement or representation made in any report, opinion, schedule, officer's certificate, or other certificate or any other information given by the Borrower or furnished in connection with the Loan shall prove to be false or incorrect in any material respect on the date as of which made and the same shall remain uncured for a period of thirty (30) days after the date of written notice from the Lender to the Borrower; or

         6.5. Judgment against Borrower. If any judgment against the Borrower or any attachment or other levy against the property of the Borrower with respect to a claim remains unpaid, unstayed on appeal, undischarged, unbonded, or undismissed for a period of thirty (30) days; or

         6.6. Bankruptcy, Insolvency, etc. If the Borrower becomes insolvent or generally does not pay its debts as they become due, or if a petition for relief in a bankruptcy court is filed

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by the Borrower, or if the Borrower applies for, consents to, or acquiesces in the appointment of a trustee, custodian, or receiver for the Borrower or any of its assets and property, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent, or acquiescence, a trustee, custodian, or receiver is appointed for the Borrower or for a substantial part of the assets and property of the Borrower and is not discharged within (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding or case under any bankruptcy or insolvency law or any dissolution or liquidation proceeding is instituted against the Borrower, and if instituted against the Borrower is consented to or acquiesced in by the Borrower or remains undismissed for sixty (60) days; or the Borrower takes any action to authorize any of the actions described in this subsection; or

         6.7. Default of Obligations to LaSalle. If the Borrower shall fail to pay or perform any of its obligations to LaSalle in connection with the Borrower's existing indebtedness to LaSalle, which failure would constitute an event of default under the applicable documentation governing such indebtedness,.

         SECTION 7. Rights and Remedies. The occurrence or non-occurrence of an Event of Default under this Agreement shall in no way affect or condition the right of the Lender to demand payment at any time of any of the Liabilities which are payable on demand regardless of whether or not such an Event of Default has occurred. If any one or more Events of Default shall occur, then in each and every such case, the Lender at its option may at any time thereafter exercise and/or enforce any or all of the following rights and remedies:

         7.1.     Commitment. Terminate its Commitment.

         7.2. Acceleration. Declare without notice to the Borrower all of the Liabilities to be immediately due and payable, whereupon the same shall become due and payable, together with accrued and unpaid interest thereon, without presentment, demand, protest, or notice, all of which the Borrower hereby waives. Further, the Lender reserves the right to require the Borrower to pay amounts covering any potential liability of the Lender under the Fletcher Letter of Credit. This payment would be held by the Lender in an interest bearing account for application to reimburse the Lender for all future Fletcher Letter of Credit reimbursement Obligations.

         7.3. Exercise of Rights and Remedies. Exercise any rights and remedies available to the Lender under this Agreement, the Note, the other Loan Documents, and under applicable laws.

         7.4. Liquidation Costs. The Borrower shall reimburse and pay to the Lender upon demand all Liquidation Costs. All Liquidation Costs shall bear interest payable by the Borrower to the Lender upon demand from the date advanced or incurred until paid in full at a per annum rate of interest equal at all times to the then highest rate of interest charged on the principal of any of the Liabilities, plus one percent (1%) per annum.

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         7.5.     Remedies, etc., Cumulative. Each right, power, and remedy of the Lender as provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement or in the other Loan Documents or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by the Lender of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by the Lender of any or all such other rights, powers, or remedies.

         7.6. No Waiver, etc. No failure or delay by the Lender to insist upon the strict performance of any term, condition, covenant, or agreement of this Agreement or of any of the other Loan Documents, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, covenant, or agreement or of any such breach, or preclude the Lender from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Agreement, the Note, or any of the other Loan Documents, the Lender shall not be deemed to waive the right either to require prompt payment when due of all other amounts payable under this Agreement or under the Note or under any of the other Loan Documents or to declare an Event of Default for failure to effect such prompt payment of any such other amount.

         SECTION 8. Miscellaneous.

         8.1. Survival. All covenants, agreements, representations, and warranties made herein and in any other instruments or documents delivered pursuant hereto shall survive the execution and delivery of the Note and shall continue in full force and effect so long as any of the Liabilities are outstanding and unpaid.

         8.2. Notices. All notices, demands, requests, consents, or approvals required under this Agreement to be in writing shall be deemed to have been properly given if and when (i) faxed, if to the Lender, to 64-9-571-9801 or, if to the Borrower, to 410-850-5431 or (ii) mailed by first class certified mail, return receipt requested, postage prepaid, if to the Lender at Fletcher Challenge Forests, 8 Rockridge Avenue, Penrose, Auckland, New Zealand,
Attention: Chief Financial Officer and if to the Borrower at American Wood Moulding, L.L.C., 7458 New Ridge Road, Hanover, Maryland 21076, Attention: Chief Financial Officer, or at such other address as the Borrower or the Lender, as applicable, shall have furnished to the other in writing.

         8.3. Change, etc. Neither this Agreement nor any term, condition, representation, warranty, covenant, or agreement hereof may be changed, waived, discharged, or terminated orally but only by an instrument in writing by the party against whom such change, waiver, discharge, or termination is sought.

         8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

         8.5. Terms Binding. All of the terms, conditions, stipulations, warranties, representations, and covenants of this Agreement shall apply to and be binding upon, and shall inure to the benefit of, the Borrower and the Lender and each of their respective successors, and assigns.

         8.6. Gender, etc. Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include an genders.

         8.7. Headings. The section and subsection headings in this Agreement are for convenience only and shall not limit or otherwise affect any of the terms hereof.

         8.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

         8.9. Consent to Jurisdiction. The Borrower hereby agrees and consents that any action or proceeding arising out of or brought to enforce the provisions of this Agreement and/ or any of the other Loan Documents may be brought in any appropriate court in the State of Maryland or in any other court having jurisdiction over the subject matter, all at the sole election of the Lender, and by the execution of this Agreement the Borrower irrevocably consents to the jurisdiction of each such court.

         8.10. WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR UNDER OR IN CONNECTION WITH THIS LOAN AGREEMENT OR THE NOTE. THIS WAIVER APPLIES TO ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS AND PROCEEDINGS, INCLUDING PARTIES WHO ARE NOT PARTIES TO THIS LOAN AGREEMENT. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY THE BORROWER AND LENDER, BOTH OF WHOM ACKNOWLEDGE THAT THEY HAVE SEPARATELY BEEN REPRESENTED IN THE EXECUTION OF THIS LOAN AGREEMENT AND IN THE MAKING OF THIS WAIVER BY SEPARATE INDEPENDENT LEGAL COUNSEL, SELECTED OF THEIR OWN FREE WILL, AND THAT THEY HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH THEIR RESPECTIVE COUNSEL. THE BORROWER AND LENDER FURTHER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

         8.11. Further Assurances and Corrective Instruments. The parties hereto agree that they will, from time to time, execute and deliver, or cause to be executed and delivered, such supplements hereto and such further instruments as may reasonably be required for carrying out the intention of the parties to, or facilitating the performance of, this Agreement.

         8.12. Estoppel Certificate. The Borrower will, upon not less than ten (10) business days' request by the lender or any other party to this transaction, execute, acknowledge, and deliver to such person a statement in writing, certifying (a) that this Agreement is unmodified and in full force and effect and the payments required by this Agreement to be paid by the Borrower have been paid, and (b) the then unpaid principal balance of the Note; and stating whether or not to the knowledge of the signer of such certificate any party to any of the Loan Documents is in default in the performance of any covenant, agreement, or condition contained therein and, if so, specifying each such default of which the signer may have knowledge, it being intended that any such statement delivered pursuant to this section may be relied upon by the Lender and the other parties to this transaction.

         8.13. Illegality. If fulfillment of any provision hereof or any transaction related hereto or to the other Loan Documents at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only shall be void, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect; provided, however, that, if any such provision pertains to the repayment of the Liabilities, the occurrence of any such invalidity shall constitute an Event of Default.

         8.14. Commercial Loan. The Borrower hereby represents and warrants that the transaction described herein is a commercial loan within the meaning of
Section 12-101(c) and 12-103(e)(1)(ii) of the Commercial Law Article, Annotated Code of Maryland.

         8.15. Execution Under Seal. The Borrower and Lender hereby acknowledge and agree that it is their intent that (a) this Agreement constitute an agreement under seal, and (b) the twelve (12) year statute of limitations period under Section 5-102 of the Courts & Judicial Proceedings Article, Annotated Code of Maryland (the "COURTS ARTICLE") shall govern the limitations periods under this Agreement rather than the three (3) year limitations period under Section 5-101 of the Courts Article.

         8.16. Subordination Agreement. The Liabilities, the remedies, the enforcement provisions, any and all security interests granted in this Agreement and all other obligations, terms and provisions of this Agreement are subject to the terms and provisions of a certain Subordination Agreement dated of even date herewith, executed by and between the Lender and LaSalle, and acknowledged by the Borrower.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGES]

         IN WITNESS WHEREOF, the Lender has caused this Loan Agreement to be executed under seal as of the day and year first written above.

WITNESS/ATTEST:                          LENDER:

                                         FLETCHER CHALLENGE FORESTS FUNDING
                                         USA LIMITED

                                         By: __________________________ (SEAL)
                                             Name:
                                             Title:

                   [SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the Borrower has caused this Loan Agreement to be executed under seal as of the day and year first written above.

WITNESS/ATTEST:                          BORROWER:

                                         AMERICAN WOOD MOULDING, L.L.C., a
                                         Delaware limited liability company

                                         By: __________________________ (SEAL)
                                             Name:
                                             Title:

                  Confidential Information only to those of its officers, employees or professional advisers, on a "need to know" basis, as is reasonably required for the implementation of this deed).

         14.10 CONSULTATION: In the event that the Beneficiary is required by law or stock exchange reporting obligations to disclose Confidential Information, such disclosure may be made only after the Guarantor has been notified and, subject to timing obligations imposed by law or the relevant stock exchange, has been given every reasonable opportunity to consult with the Beneficiary as to timing and the content of any such disclosure. In consulting with the Guarantor, the Beneficiary shall act in good faith and give reasonable consideration to the Guarantor's requests.

         14.11 THE BENEFICIARY'S SAFEGUARDS: If requested, the Beneficiary will document to the reasonable satisfaction of the Guarantor the internal safeguards it will put in place to meet its confidentiality obligations under this clause 14.

Executed as a deed.

SIGNED by FLETCHER CHALLENGE
INDUSTRIES LIMITED by:

__________________________________________     __________________________________________
Full name of director/authorised signatory     Signature of director/authorised signatory

__________________________________________     __________________________________________
Full name of director/authorised signatory     Signature of director/authorised signatory

WITNESS:
(if other than two directors sign)

__________________________________________
Signature of witness

__________________________________________
Full name of witness

__________________________________________
Occupation of witness

__________________________________________
Address of witness

SIGNED by UBS MANGAKAHIA FOREST
VENTURE LTD by:

__________________________________________     __________________________________________
Full name of director/authorised signatory     Signature of director/authorised signatory

__________________________________________     __________________________________________
Full name of director/authorised signatory     Signature of director/authorised signatory

WITNESS:
(if other than two directors sign)

__________________________________________
Signature of witness

__________________________________________
Full name of witness

__________________________________________
Occupation of witness

__________________________________________
Address of witness